Exhibit 99.1
Contact:	Alexandra Brunais
TERPIN COMMUNICATIONS
(310) 821-6100 x103
alexandra@terpin.com

For Immediate Release
August 8, 2006

INNOFONE CLOSES MOBILE TECHNOLOGY GROUP (MTG) ACQUISITION
Merging of Expertise and Technologies Accelerates
Development of IPv6 Mobile Solutions

(Santa Monica, CA)—August 8, 2006--Innofone.com Inc. (OTC BB:INFN.OB - News) the first public company to focus exclusively on the global market for IPv6 (also known as the New Internet), which includes opportunities for "Quadruple Play" (improved voice, video, data, and wireless) communications, today announced the acquisition of Mobile Technology Group (MTG), a leading provider of mobile solutions that enable companies to manage and distribute messaging, content, and commerce via mobile devices.

“Our acquisition of Mobile Technology Group reinforces Innofone.com Inc.’s leadership in IPv6 technologies,” says Alex Lightman, CEO of Innofone. “MTG’s existing and upcoming mobile content and tracking technologies are the most advanced in this space and we are thrilled to conclude this transaction and add them to our roster of groundbreaking IPv6 solutions.”

The goal of Innofone is to become the leader in the New Internet market by developing and consolidating an array of IPv6-related products and services for governments and corporations around the world. IPv6 stands for Internet Protocol version 6 and is the successor protocol to the current Internet, Internet Protocol version 4. IPv6 is 128-bits, allowing for 3.4 x 10 to the 38th power new IP addresses, and thus allowing for a vast increase in connecting people to the Internet. There are currently two billion mobile phone customers, and IPv4 cannot support the number of IP addresses needed to meet growing mobile demand. Mobile IPv6 technology will not only provide enough IP addresses but also guarantee better security and quality.

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MTG offers clients a comprehensive portfolio of professional services focused on creating and deploying advanced mobile solutions. Utilizing today’s carrier networks and any mobile handset, these solutions are profitable in today’s mobile market place. The core of MTG is its proprietary technologies called the Mobile Technology Group Mobile Publishing Engine (MPE) and the Mobile Broadcast Platform (MBP). The MPE allows MTG to take any content and convert and deliver it to any mobile device with Internet connectivity. This applies to messaging, images, web content, and broadcast or streaming content including both audio and video. The MBP allows MTG to broadcast SMS / MMS content to any mobile device.

With MTG’s Content Management and Content Monitoring Server, the MPE and MBP have the ability to return client detailed statistics to MTG regarding end user content interaction reports. MTG’s areas of expertise include Mobile Services, Mobile e-Commerce and Mobile Media. Mobile Services include mobile commerce, community and content solutions, Mobile e-Commerce extends customer management at the point-of-sale to mobile devices, which integrates with loyalty systems and marketing programs and enables transactions such as ticket and coupon management and validation, and MTG’s Mobile Media features dynamically deliver rich media content to mobile devices.

“MTG’s integration with Innofone accelerates our ability to develop the IPv6 mobile solutions of the future,” says Kirk Anderson, MTG’s Chief Executive Officer. “This is a great strategic move for both parties and each will exponentially benefit from the other’s expertise. It secures our lead in the marketplace.”

About Mobile Technology Group
Mobile Technology Group is a developer and provider of mobile solutions proprietary technology like the Mobile Technology Group Mobile Publishing Engine (MPE), allowing MTG to take any content and convert and deliver it to any mobile device with Internet connectivity. For more information, please visit www.mobiletechgroup.com

About Innofone.com, Inc.
Innofone (OTC BB:INFN.OB - News), with its wholly owned subsidiary, IPv6 Summit, Inc., is currently the only public company to focus exclusively on Internet Protocol version 6 (IPv6). Innofone.com organizes world-class conferences and offers training, testing and consulting services and a broad range of products related to IPv6 for government and commercial customers, especially IT and wireless departments. For more information, see www.innofone.com and www.usipv6.com. IPv6, also known as The New Internet, is a major upgrade to the existing Internet (Internet Protocol version 4, in service since 1973), and offers always-on security, high-quality TV-over-Internet and other important new features that will profoundly influence a broad range of consumer, commercial and military systems. The Office of Management and Budget (OMB) mandated IPv6 for use by the U.S. Federal Government, joining the U.S. Department of Defense, which has already started transitioning to the new format.

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"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in the Company's Securities and Exchange Commission filings. The forward-looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward-looking statement to reflect changes in the Company's expectations or future events.